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                                                                   EXHIBIT 10.26


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made and entered into as of the Effective Date, by and between ____________ (the "Executive") and Devon Energy Corporation (the "Company");

                                WITNESSETH THAT:

         WHEREAS, the parties desire to enter into this Agreement pertaining to the employment of the Executive by the Company;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:

         1. Definitions and Construction. The following words, terms, and phrases used in this Agreement shall have the meanings set forth in this paragraph 1:

(a) "Affiliate" means any entity during any period that it is an affiliate of the Company, as the term "affiliate" is defined under Rule 12b-2 of the Exchange Act (provided that for this purpose, "Affiliate" shall exclude natural persons).

(b) The "Agreement Term" shall be the period beginning on the Effective Date and ending on the three-year anniversary of the Effective Date. Thereafter, as of the date the Agreement Term (as it may be extended from time to time under this paragraph) would otherwise end, the Agreement Term will be automatically extended for 12 months, unless one party to this Agreement provides notice of non-renewal to the other at least six months before the day that would be the last day of the Agreement Term in the absence of such renewal. If a Change of Control Date occurs during the Agreement Term, the Agreement Term shall be automatically extended to the later of the last day of the 24th calendar month following the calendar month in which a Change of Control Date occurs, or the date on which the Agreement Term would expire in the absence of this sentence. In the event of an extension of the Agreement Term by reason of a Change of Control Date, then, at the end of such extended term, the Agreement Term will be automatically extended for 12-month periods, unless one party to this Agreement provides notice of non-renewal to the other at least six months before the day that would be the last day of the Agreement Term in the absence of such renewal. If a notice of non-renewal has been provided by the Company to the Executive, but prior to the date on which the Agreement Term would end after taking into account the notice of non-renewal a Change of Control Date occurs, then, regardless of the notice of non-renewal, the automatic 24-month renewal upon a Change of Control Date shall apply. However, if a notice of non-renewal has been provided by the Executive to the Company, the occurrence of a Change of Control Date after such notice shall not extend the Agreement Term under this paragraph.

(c) "Aggregate Annual Compensation" shall mean the sum of (i) and (ii) below:



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         (i)      The Executive's annual base Salary rate in effect on the date immediately prior to the Executive's Date of Termination, or any greater annual base Salary rate applicable to the Executive during the two-year period prior to the Date of Termination.

         (ii) An amount equal to the largest annual bonus paid or payable to the Executive for the three consecutive years prior to the year in which the Executive's Date of Termination occurs (or, if fewer than three, for the years in which the Executive is employed).

         Determinations under this paragraph (c) shall be subject to the following:

         (I) If any portion of the Executive's Salary has been reduced to reflect elective deferrals of amounts that would otherwise be included in Salary in the absence of such deferral, those deferred amounts shall be included in the determination of the Executive's Salary at the time they would have been paid in the absence of such deferral. Conversely, such amounts shall not be included in the Executive's Salary when they are paid at the end of the deferral period.

         (II) A bonus is deemed paid for a year if it is earned as a result of services that are performed by the Executive in that year. If any portion of the Executive's bonus has been reduced to reflect elective deferrals of amounts that would otherwise be included in bonus in the absence of such deferral, those deferred amounts shall be included in the determination of the Executive's bonus without regard to such deferral. Conversely, such amounts shall not be included in the Executive's bonus when they are paid at the end of the deferral period.

         (III) The determination of the bonus amount paid or payable to the Executive for any year shall be annualized if the Executive is not employed by the Company or an Affiliate for the entire year.

         (IV) If the Executive's Date of Termination occurs within the period beginning on a Change of Control Date and ending on the last day of the 24th calendar month following the calendar month in which the Change of Control Date occurs, then the amount determined in accordance with paragraph (ii) above shall be not less than the largest of the annual bonus amounts paid or payable to the Executive for the three consecutive years prior to the year in which the Change of Control Date occurs (or, if fewer than three, for the years in which the Executive is employed).

         (V) For the avoidance of doubt, it is recited here that "Aggregate Annual Compensation" will not include the following: (1) amounts realized from the exercise of a nonqualified stock option; (2) amounts realized when restricted stock (or property) held by the Executive either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; and (3) amounts realized from the sale, exchange or other disposition of stock acquired under an incentive stock option or an employee stock purchase plan.


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(d)      "Basic Benefits" means health, dental, and life benefits (including accidental death/dismemberment) for the Executive and the Executive's family.

(e)      "Board" means the Board of Directors of the Company.

(f) "Cause" shall mean the occurrence of the Executive's Date of Termination for one of the following reasons: (i) the conviction of or plea of guilty or nolo contendre to a felony by a federal or state court of competent jurisdiction; (ii) an act or acts of dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company or its shareholders; or (iii) the Executive's "willful" failure to follow a direct lawful written order from his or her supervisor, within the reasonable scope of the Executive's duties, which failure is not cured by the Executive within 30 days after the receipt of written notice thereof given by the Company. For purposes of this paragraph (f):

         (I) No act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company. Further, the Executive's inability to perform his or her duties due to a physical or mental condition that qualifies the Executive for benefits under the Company's short-term disability policy shall not be considered "willful."

         (II) The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of the resolution duly adopted by the affirmative vote of not less than three-fourths (3/4ths) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth in clauses (i),
                  (ii), or (iii) above and specifying the particulars thereof in detail.

(g) A "Change of Control Date" shall be deemed to have occurred each time any one of the events described in paragraphs (i), (ii), (iii), or (iv) below occurs; provided that if a Change of Control Date occurs by reason of an acquisition by any Person that comes within the provisions of paragraph (i) below), no addition Change of Control Date shall be deemed to occur under such paragraph (i) by reason of subsequent changes in holdings by such Person (except if the holdings by such Person are reduced below 30% and thereafter increase to 30% or above). For the purpose of this paragraph (g), the term "Company" shall include Devon Energy Corporation and any successor thereto.

         (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") if, immediately after such acquisition, such Person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (I) the then



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                  outstanding shares of common stock of the Company (the
                  "Outstanding Company Common Stock") or (II) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control Date: (A) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B), and (C) of paragraph (iii) below.

         (ii) Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, appointment or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or publicly threatened election contest (as such terms are used in Rule 14a-11 promulgated under the Exchange Act) with respect to the election or removal of directors or other actual or publicly threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

         (iii) A reorganization, share exchange, merger or consolidation (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the ultimate parent entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, has ownership of the Company or all or substantially all of the assets of the Company either directly or through one or more subsidiaries) in substantially the same relative proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding common stock of the ultimate parent entity resulting from such Business Combination or the combined voting power of the

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                  then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Incumbent Board providing for such Business Combination, or were elected, appointed or nominated by the Incumbent Board.

         (iv) Approval by the shareholders of the Company of (A) a complete liquidation or dissolution of the Company or, (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to an entity with respect to which following such sale or other disposition, (1) more than 50% of, respectively, the then outstanding shares of common stock of such entity and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same relative proportions as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) less than 30% of, respectively, the then outstanding shares of common stock of such entity and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such entity), except to the extent that such Person owned 30% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition, and (3) at least a majority of the members of the board of directors of such entity were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Incumbent Board providing for such sale or other disposition of assets of the Company, or were elected, appointed or nominated by the Incumbent Board.

         If (I) the Executive's Date of Termination occurs on or after the date of approval by the Company's shareholders of a transaction described in paragraph (iii) above; (II) the transaction so approved by shareholders is consummated and constitutes a Change of Control Date under paragraph
         (iii) above; and (III) prior to the consummation of such transaction, the Executive's Date of Termination occurs, then for purposes of applying the provisions of paragraph 6(e), the Change of Control Date shall be deemed to have occurred with respect to such Executive immediately prior to such Executive's Date of Termination provided that, to the extent that the application of this sentence results in the Executive becoming entitled to benefits under this Agreement, commencement of such benefits shall be required to occur not earlier than the date of the consummation of the transaction.



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         If (A) the Executive's Date of Termination occurs prior to a Change of
         Control Date under circumstances described in paragraph 5(f) (relating to termination of employment by the Company without Cause); (B) the Executive reasonably demonstrates that such termination either:

                  (1) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change of Control Date or who effectuates a Change of Control Date or

                  (2) was otherwise in connection with, or in anticipation of, a Change of Control Date which actually occurs,

         then, for purposes of this Plan, a Change of Control Date with respect to the Executive shall be deemed to be the date immediately prior to the Executive's Date of Termination; provided that, to the extent that the application of this sentence results in the Executive becoming entitled to benefits under this Agreement, commencement of such benefits shall be required to occur not earlier than the date of the Change in Control or, in the case of a Change in Control described in paragraph (ii) above, consummation of the transaction.. If any such termination occurs while an agreement is pending and the effective provisions of such agreement provide for a transaction or transactions which, if consummated, would constitute a Change of Control Date, and such Change of Control Date occurs, then such termination shall conclusively be presumed to be in connection with a Change of Control Date.



(h)      "Code" means the Internal Revenue Code of 1986, as amended.

(i)      "Company" means Devon Energy Corporation, a Delaware corporation.

(j) "Confidential Information" shall include all non-public information (including, without limitation, information regarding litigation and pending litigation) concerning the Company and the Affiliates which was acquired by or disclosed to the Executive during the course of employment with the Company, or during the course of consultation with the Company prior to the commencement of employment and following the Date of Termination (regardless of whether consultation is pursuant to paragraph 12).

(k) "Date of Termination" means the last day the Executive is employed by the Company (including any successor to the Company as determined in accordance with paragraph 18). If the Executive becomes employed by the entity into which Devon Energy Corporation is merged, or the purchaser of substantially all of the assets of Devon Energy Corporation, or a successor to such entity or purchaser, the Executive shall not be treated as having terminated employment for purposes of this Agreement until such time as the Executive terminates employment with the successor (including, without limitation, the merged entity or purchaser). If the Executive is transferred to employment with Devon Energy Corporation (including a successor to Devon Energy Corporation) or an Affiliate, such transfer shall not constitute a termination of employment for purposes of this Agreement, provided that the new employer agrees to assume this Agreement and be substituted for the Company under this Agreement.



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(l)      The Executive shall be considered "Disabled" during any period in which a physical or mental disability which renders the Executive incapable, after reasonable accommodation, of performing the duties under this Agreement. The Executive shall be considered "Permanently Disabled" during any period in which the Executive is Disabled; provided, however, that the Executive shall not be considered to be "Permanently Disabled" on the Date of Termination unless, at that time (i) such disability is reasonably expected by the Executive's Supervisor to continue for at least 90 days after the Date of Termination, and (ii) at the Date of Termination, the Executive is eligible for income replacement benefits under the Company's long-term disability plan or another arrangement providing substantially similar benefits. In the event of a dispute as to whether the Executive is Disabled or Permanently Disabled, the Company may refer the same to a licensed practicing physician of the Company's choice, and the Executive agrees to submit to such tests and examinations as such physician shall deem appropriate.

(m)      "Effective Date" means January 1, 2002.

(n)      "Exchange Act" means the Securities Exchange Act of 1934.

(o)      "Good Reason" means:

         (i) The assignment to the Executive of any duties inconsistent with the provisions of paragraph 2(a), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company within 15 days after receipt of written notice thereof given by the Executive.

         (ii) The provision of written notice to the Executive by the Company that the Agreement Term will not be renewed (as described in paragraph 1(b)), provided that for purposes of paragraph 5(d)(I), the Executive shall be deemed to have provided notice to the Company within a reasonable time after having knowledge of the circumstances regarding Good Reason if, and only if, the Executive provides such notice to the Company within 90 days after receiving such notice of non-renewal from the Company; and further provided that this paragraph (ii) shall be without effect unless the notice results in the Agreement Term ending prior to date which is three years from the end of the then current Agreement Term (determined as of the date such notice is provided).

         (iii) Any failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company within 15 days after receipt of written notice thereof given by the Executive.

         (iv) The Company's requiring the Executive to be based at any office or location other than that which he or she occupied at the Effective Date, or within 50 miles of such location, except for periodic travel reasonably required in the performance of the Executive's responsibilities.



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         (v)      Any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement.

         (vi) Any failure by the Company to comply with and satisfy paragraph 18.

(p) A "Notice of Termination" means a dated notice which indicates the Date of Termination (not earlier than the date on which the notice is provided), and which indicates the specific termination provision in this Agreement relied on and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

(q) "Restoration Plan" means the Devon Energy Corporation Benefit Restoration Plan.

(r) "Retiree Medical Benefit Coverage" shall be the coverage in effect under the retiree medical benefit plan applicable to the Executive, or which would be applicable to the Executive if the Executive's employment then terminated and the Executive satisfied the applicable age and service requirements.

(s) The Executive's "Supervisor" will be the person to whom the Executive reports. The Executive's "Supervisor" shall be the Chief Executive Officer of the Company.

(t) "Supplemental Plan" means the Supplemental Retirement Income Plan of Devon Energy Corporation.

         2. Performance of Services. The Executive's employment with the Company shall be subject to the following:

(a) Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive as its ___________________ during the Agreement Term, and the Executive hereby agrees to remain in the employ of the Company in such position during the Agreement Term. The Board may assign the Executive to a different position in the Company only with the consent of the Executive. The Executive may refuse to give his or her consent to any such assignment only if the Executive reasonably determines that such position would or is likely to result (i) in a diminution of the Executive's position, status, office, titles, or reporting requirements, or (ii) in the aggregate, in a diminution in the Executive's authority, duties, and responsibilities. This Agreement does not constitute a guarantee of continued employment but instead provides for certain rights and benefits for the Executive during employment, and in the event the Executive's employment with the Company terminates under the circumstances described herein. During the Agreement Term, while employed by the Company, the Executive's main office shall be at the Company's headquarters in Oklahoma City, Oklahoma. However, the Company is expected to establish operations in other locations within and outside of the United States of America, and, as part of the Executive's duties, the Executive may be required to travel to and work at other locations within and outside of the United States of America.



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(b)      During the Agreement Term, while the Executive is employed by the
         Company, the Executive's full time energies and talents shall be devoted to serving in the position or positions determined in accordance with paragraph (a) above.

(c) The Executive agrees to perform the duties under this Agreement faithfully and efficiently subject to the directions of the Executive's Supervisor. The Executive's duties may include providing services for both the Company and the Affiliates, as determined by the Executive's Supervisor; provided that the Executive shall not, without the Executive's consent, be assigned tasks that would be inconsistent with those of the position determined in accordance with paragraph (a) above. The Executive shall report to the Executive's Supervisor and shall have such authority, power, responsibilities and duties as are inherent in the positions (and the undertakings applicable to the positions) and necessary to carry out the responsibilities and the duties required hereunder. The Executive will also be subject to the Company policies that are applicable to the Company's other senior management employees.

(d) Notwithstanding the foregoing provisions of this paragraph 2, during the Agreement Term, the Executive may devote reasonable time to activities other than those required under this Agreement, including the supervision of the Executive's personal investments, and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities, to the extent that such other activities do not, in the judgment of the Executive's Supervisor, inhibit or prohibit the performance of the Executive's duties under this Agreement, or conflict in any material way with the business of the Company or any Affiliate; provided, however, that the Executive shall not serve on the board of any business, hold any other position with any business, or otherwise engage in any business activity, without the consent of the Executive's Supervisor.

(e) Subject to the terms of this Agreement, the Executive shall not be required to perform services under this Agreement during any period that the Executive is Disabled. During the period in which the Executive is Disabled, the Company may appoint a temporary replacement to assume the Executive's responsibilities.

         3. Compensation. Subject to the terms of this Agreement, during the Agreement Term, while the Executive is employed by the Company, the Company shall provide compensation for services as follows:

(a) Salary. The Executive shall receive, for each 12-consecutive month period beginning on the Effective Date and each anniversary thereof, in substantially equal monthly or more frequent installments, an annual base salary of not less than $________ (the "Salary"). The Executive's Salary rate shall be reviewed by the Executive's Supervisor on or about December of each year during the Agreement Term, while the Executive is employed by the Company, to determine whether an increase in the amount of Salary is appropriate. In no event shall the Salary of the Executive be reduced to an amount that is less than the amount specified in this paragraph (a), or to an amount that is less than the amount that



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         the Executive was previously receiving, except to the extent that reductions of the same percentage are being made at the same time to the salaries of all other Company officers in the corporate office at or above the vice-president level, and such Salary shall be restored to its prior level when, and to the same extent, as the restoration that applies to the other officers.

(b) Bonus. The Executive shall participate in an annual bonus program. For each annual bonus period while the Executive is employed by the Company, the Executive's bonus possibility shall be not less than the bonus possibility offered to other similarly situated executives of the Company for that year. However, in no event shall the Executive's bonus possibility for any year, excluding the period beginning on the date the Executive is first employed by the Company and ending on the end of the bonus period in which such hire date occurs, be less than the bonus possibility provided to the Executive for the prior year. For purposes of applying the preceding sentence, (I) the bonus possibility for any year shall be expressed as a percentage of the Executive's Salary for the year; and (II) the determination of the bonus amount paid or payable to the Executive for any year shall be annualized if the Executive is not employed by the Company or an Affiliate for the entire year. The performance goals for the bonus shall be established by the Executive's Supervisor after consultation with the Executive.

(c) Options. During the Agreement Term, the Executive shall be granted stock options at such times as options are granted to the Company's other senior executives. Stock option grants shall be subject to such terms, and shall cover a number of shares, as are comparable to the terms of, and number of shares covered by options granted to the Company's other senior executives from time to time, with the number of such shares to be adjusted in a manner that reflects the Executive's position compared with others receiving option grants.

(d) Disability Insurance. The Executive shall receive from the Company disability income replacement coverage which will provide for replacement of income at a commercially reasonable rate during any period in which the Executive is Disabled if the disability arose during the Agreement Term and prior to the Executive's Date of Termination. During any period while the Executive is Disabled and is otherwise entitled to receive Salary and bonus payments under this Agreement, any such Salary and bonus payments to the Executive shall be reduced by the amount of any benefits paid for the same period of time under the Company-provided disability income replacement coverage. During any period while the Executive is Disabled and is otherwise entitled to receive Salary and bonus payments under this Agreement (including payment in lieu of Salary or bonus pursuant to paragraph 6(c)), any such Salary and bonus payments (or such payments in lieu of Salary and bonus) to the Executive shall be reduced by the amount of any benefits paid for the same period of time under the Company-provided disability income replacement coverage.

(e) Expenses. The Executive is authorized to incur reasonable expenses for entertainment, traveling, meals, lodging and similar items in promoting the Company's business. The Company will reimburse the Executive for all reasonable expenses so incurred, provided



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         that such expenses are incurred and accounted for in accordance with the reasonable policies and procedures established by the Company.

(f) Change of Control Date. For the period beginning on a Change of Control Date and ending on the last day of the 24th calendar month following the calendar month in which a Change of Control Date occurs, the Company shall make available to the Executive health benefit coverage (for the Executive and the Executive's family), life insurance coverage, and disability income replacement insurance coverage on terms that are not materially less favorable to the Executive than as in effect immediately prior to the Change of Control Date with respect to each of such health, life and disability coverage. For the period beginning on a Change of Control Date and continuing at all times thereafter, the age and years of service requirements for eligibility for coverage under the Retiree Medical Benefit Coverage (as applied to the Executive and the Executive's family) shall not be modified to adversely affect the Executive's right to coverage.

(g) Indemnification and Insurance. The Company will, to the maximum extent permitted by law, defend, indemnify and hold harmless the Executive and the Executive's heirs, estate, executors and administrators against any costs, losses, claims, suits, proceedings, damages or liabilities to which the Executive may become subject which arise out of, are based upon or relate to the Executive's employment by the Company (and any predecessor company to the Company), or the Executive's service as an officer or member of the Board of Directors of the Company (or any predecessor company to the Company) or any Affiliate, including without limitation reimbursement for any legal or other expenses reasonably incurred by the Executive in connection with investigation and defending against any such costs, losses, claims, suits, proceedings, damages or liabilities. The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and the Executive shall be covered under such insurance to the same extent as other senior management employees of the Company; provided, however, that the Company shall not be required to maintain such insurance coverage unless the Board determines that it is obtainable at reasonable cost; and further provided that the Executive shall be given written notice of the Board's determination to not maintain such coverage promptly after such determination is made.

(h) Other Fringe Benefits. Except as otherwise specifically provided to the contrary in this Agreement, the Executive shall be provided with the welfare benefits and other fringe benefits to the same extent and on the same terms as those benefits are provided by the Company from time to time to the Company's other senior management employees and to receive the benefits and perquisites as may be available to employees of like rank and position. However, the Company shall not be required to provide a benefit under this paragraph (h) if such benefit would duplicate (or otherwise be of the same type as) a benefit specifically required to be provided under another provision of this Agreement. The Executive shall complete all forms and physical examinations, and otherwise take all other similar actions to secure coverage and benefits described in this paragraph 3, to the extent determined to be necessary or appropriate by the Company.



                                    11 of 28

(i) Tax Withholding. All payments and distributions under this Agreement are subject to withholding of all applicable taxes.

         4. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, benefit, or distribution from the Company, any affiliate of the Company, or trusts established by the Company or by any affiliate of the Company for the benefit of its employees, to the Executive or for the Executive's benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by way of example and not by way of limitation, acceleration of the date of vesting, payment, rate of payment, benefit or right to future payment or benefit under any plan, program or arrangement of the Company or by any other company, person or entity (a "Payment"), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the sum of: (i) the Excise Tax imposed upon the Payments; plus (ii) an amount equal to the product of any deductions disallowed for federal, state, or local income tax purposes because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income multiplied by the highest applicable marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made.

(b) Subject to the provisions of paragraph 4(c), all determinations required to be made under this paragraph 4, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized certified public accounting firm as may be selected by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment which would be subject to the Excise Tax, or such earlier time as is requested by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this paragraph 4(b), shall be paid to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an opinion that the Executive has substantial authority not to report any Excise Tax on the Executive's federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payment which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph 4(c) and the Executive thereafter is required to make a payment of



                                    12 of 28
         any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

         (i) give the Company any information reasonably requested by the Company relating to such claim;

         (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

         (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

         (iv) permit the Company to participate in any proceedings relating to such claim;

         provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph 4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. The Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such



                                    13 of 28
         advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph 4(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of paragraph 4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph 4(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         5. Termination. The Executive's employment with the Company during the Agreement Term may be terminated by the Company or the Executive without any breach of this Agreement only under the circumstances described in paragraphs 5(a) through 5(f):

(a) Death. The Executive's employment hereunder will terminate upon the Executive's death.

(b) Permanently Disabled. The Company may terminate the Executive's employment during any period in which the Executive is Permanently Disabled.

(c) Cause. The Company may terminate the Executive's employment at any time for Cause.

(d) Constructive Discharge. If (I) the Executive provides written notice to the Company of the occurrence of Good Reason within a reasonable time after the Executive has knowledge of the circumstances constituting Good Reason, which notice shall specifically identifies the circumstances which the Executive believes constitute Good Reason; (II) the Company fails to notify the Executive of the Company's intended method of correction within a reasonable period of time after the Company receives the notice, or the Company fails to correct the circumstances within a reasonable period of time after such notice; and
         (III) the Executive resigns within a reasonable time after receiving the Company's response, if such notice does not indicate an intention to correct such circumstances, or within a reasonable time after the Company fails to correct such circumstances; then the Executive shall be considered to have been subject to a Constructive Discharge by the Company. Notwithstanding the foregoing provisions of this paragraph
         (d), the Executive shall not be deemed to have been subject to a



                                    14 of 28

         "Constructive Discharge" unless the Executive remains in the employ of the Company for the period requested by the Company at a rate of pay not less than his or her rate of pay immediately prior to the event giving rise to the Executive's notice (not to exceed 90 days after the Executive provides written notice in accordance with clause (I) above).

(e) Termination by Executive. The Executive may terminate his or her employment hereunder at any time for any reason by giving the Company prior written Notice of Termination, which Notice of Termination shall be effective not less than 60 days after it is given to the Company, provided that nothing in this Agreement shall require the Executive to specify a reason for any such termination. However, to the extent that the procedures specified in paragraph 5(d) are required, the procedures of this paragraph 5(e) may not be used in lieu of the procedures required under paragraph 5(d).

(f) Termination by Company. The Company may terminate the Executive's employment hereunder at any time for any reason, by giving the Executive prior written Notice of Termination, which Notice of Termination shall be effective immediately, or such later time as is specified in such notice. The Company shall not be required to specify a reason for the termination under this paragraph (f), provided that termination of the Executive's employment by the Company shall be deemed to have occurred under this paragraph (f) only if it is not for reasons described in paragraph 5(a), 5(b), 5(c), 5(d), or 5(e).

(g) Notice of Termination. Any termination of the Executive's employment by the Company or the Executive (other than a termination pursuant to paragraph 5(a)) must be communicated by a written Notice of Termination to the other party hereto.

(h) Effect of Termination. If, on the Date of Termination, the Executive is a member of the Board of Directors of the Company or any of the Affiliates, or holds any other position with the Company and the Affiliates, the Executive shall resign from all such positions as of the Date of Termination.

         6. Rights Upon Termination. The Executive's right to payment and benefits under this Agreement for periods after the Date of Termination shall be determined in accordance with the following provisions of this paragraph 6:

(a) General. If the Executive's Date of Termination occurs during the Agreement Term for any reason, the Company shall pay to the Executive:

         (i) The Executive's Salary for the period ending on the Date of Termination.

         (ii) Payment for unused vacation days, as determined in accordance with Company policy as in effect from time to time.

         (iii) If the Date of Termination occurs after the end of the period during which performance is measured for purposes of determining eligibility for a performance bonus (as described in paragraph 3(b)), the Executive shall be paid such bonus amount at the regularly scheduled time.



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



         (iv) The Executive and any of the Executive's dependents shall be eligible for COBRA continuation coverage (as described in section 4980B of the Code) to the extent required by applicable law.

         (v) Any other payments or benefits to be provided to the Executive by the Company pursuant to any employee benefit plans or arrangements established or adopted by the Company, to the extent such amounts are due from the Company in accordance with the terms of such plans or arrangements. The Executive's right to payments under this paragraph
         (v) shall include, without limitation, any rights to indemnification from the Company, or from a third-party insurer for directors and officers liability coverage) with respect to any costs, losses, claims, suits, proceedings, damages or liabilities to which the Executive may become subject (regardless of whether they arise during the Executive's employment or after his or her Date of Termination for any reason) which arise out of, are based upon or relate to the Executive's employment by the Company and any predecessors, or the Executive's service as an officer or member of the Board of Directors of the Company or any predecessor or any Affiliate.

         Except as may otherwise be expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by the Company for purposes of any employee benefit plan or arrangement following the Executive's Date of Termination.

(b) Termination for Cause. If the Executive's Date of Termination occurs during the Agreement Term under circumstances described in paragraph 5(c) (relating to the Executive's termination for Cause), then, except as otherwise expressly provided in this Agreement or otherwise agreed in writing between the Executive and the Company, the Company shall have no obligation to make payments under the Agreement for periods after the Executive's Date of Termination; and the right to any benefits to or for the benefit of the Executive under the Supplemental Plan shall be forfeited, and no benefits shall be payable to or on behalf of the Executive under the Supplemental Plan.

(c) Death or Disability. If the Executive's Date of Termination occurs during the Agreement Term under circumstances described in paragraph 5(a) (relating to Executive's death), or paragraph 5(b) (relating to Executive's being Permanently Disabled), then, in addition to the amounts payable in accordance with paragraph 6(a), the Executive shall receive payment of the bonus for the performance period in which the Date of Termination occurs, based on actual performance for the entire period, and payable at the same time as it is payable for other participants in the bonus plan; provided, however, that it shall be subject to a pro-rata reduction for the portion of the performance period following the Date of Termination.

(d) Termination without Cause and Constructive Discharge. If the Executive's Date of Termination occurs during the Agreement Term under circumstances described in paragraph 5(d) (relating to Constructive Discharge) or paragraph 5(f) (relating to termination by the Company without Cause), then, in addition to the amounts payable in accordance with paragraph 6(a):



                                    16 of 28

         (i) The Company shall pay to the Executive in a lump sum, in cash, within 30 days after the Date of Termination, an amount equal to three (3) times the Executive's Aggregate Annual Compensation.

         (ii) For the period beginning on the Date of Termination, and ending on the 36-month anniversary of the Date of Termination, the Company shall continue the Basic Benefits to the Executive and/or the Executive's family which are concurrently being provided to senior executives then employed by the Company during that period, subject to the Executive making the contributions that are generally required of executives of the Company for such coverage from time to time. At the end of such 36-month period, the Executive shall be eligible to purchase COBRA medical continuation coverage (as described in section 4980B of the Code (if any), with the period of medical benefit coverage provided in accordance with the first sentence of this paragraph (ii) being counted toward the Company's obligation to provide COBRA coverage. However, during any period after the Executive's Date of Termination during which the Executive is eligible to obtain medical benefit coverage (with respect to the Executive or the Executive's family) from the Executive's employer, or other person to whom the Executive provides service, the Executive will file such an application, and take such other steps as may be necessary to obtain such coverage (including the payment of premiums), and to the extent permitted by applicable law, coverage obtained in accordance with this sentence shall be primary. For the period beginning on the Date of Termination and ending on the 36-month anniversary of the Date of Termination, to the extent that the value of the Basic Benefits provided to the Executive under this paragraph
                  (ii) are determined to be includible in the Executive's income for income tax purposes, and such benefits would not have been includible in the Executive's income for income tax purposes if the Executive continued in the employ of the Company, the Company will make a Tax Gross-Up Payment (as described below) to the Executive with respect to such coverage. For purposes of this paragraph (ii), the term "Tax Gross-Up Payment" with respect to any benefit shall mean an amount which shall be equal to the aggregate amount of additional Federal, state and local income taxes payable by the Executive from time to time as a result of the receipt of such benefit and the receipt of such additional payment.

         (iii) The Executive's benefits under the Supplemental Plan shall be fully vested.

         (iv) The Company shall pay for a reasonable amount of outplacement services to be performed by an outplacement service provider mutually agreeable by the Executive and the Company. The amount of such outplacement services will be commensurate with the Executive's title and position with the Company and other executives similarly situated in other companies within the Company's peer industry group.

         (v) The Executive shall receive payment of the bonus for the performance period in which the Date of Termination occurs, based on actual performance for the entire



                                    17 of 28
                  period, and payable at the same time as it is payable for other participants in the bonus plan; provided, however, that it shall be subject to a pro-rata reduction for the portion of the performance period following the Date of Termination.

         In no event, however, shall the Executive be entitled to receive any amounts, rights, or benefits under this paragraph (d) unless the Executive executes a release of claims against the Company in a form prepared by the Company.

(e) Change of Control Benefits. If, during the period beginning on a Change of Control Date and ending on the last day of the 24th calendar month following the calendar month in which a Change of Control Date occurs, the Executive's Date of Termination occurs under circumstances described in paragraph 5(d) (relating to Constructive Discharge) or paragraph 5(f) (relating to termination by the Company without Cause), then, in addition to the benefits provided payable in accordance with paragraph 6(a) and paragraph 6(d):

         (i) The Executive's entitlement to Retiree Medical Benefit Coverage shall be determined as though, at the Date of Termination, the Executive had earned 36 months of service in addition to the Executive's actual service at the Date of Termination, and as though the Executive was three years older than the Executive's actual age at the Date of Termination (provided that the additional deemed age and service shall not be construed to reduce the Executive's right to Retiree Medical Benefit Coverage which may otherwise be reduced by reason of additional age or service).

         (ii) The Executive's entitlement to benefits under the Supplemental Plan shall be determined as though, at the time of termination, (A) the Executive had earned 36 months of service in addition to the Executive's actual service at the Date of Termination; (B) the Executive's compensation for such 36 months of additional service was equal to the greater of the Executive's compensation as of the Date of Termination or the Executive's Compensation immediately prior to the Change of Control Date; and (C) the Executive was three years older than the Executive's actual age at the Date of Termination. However, the additional deemed service, compensation and age shall not be construed to reduce the Executive's right to benefits under the Supplemental Plan which may otherwise be reduced by reason of additional age or service, and further provided that the deemed additional service credited pursuant to this paragraph (ii) under the Supplemental Plan shall not occur to the extent that such service would result in service in excess of the maximum years of service permitted to be taken into account under that plan.

         This paragraph (e) shall not limit the ability of the Company or an Affiliate (whichever is applicable) to modify the terms of the Supplemental Plan for all participants who are similarly situated with the Executive; subject to the restrictions imposed on the Company or Affiliate (by that plan, the provisions of paragraph 3(f) of this Agreement, or otherwise) to modify the terms of the plan. Regardless of whether the Date of Termination has occurred prior to, on, or after the Change of Control Date, for the period continuing at all times after the Change of Control Date (if any), the Retiree Medical



                                    18 of 28

         Benefit Coverage (as applied to the Executive and the Executive's family) shall not be modified to adversely affect the Executive's right to coverage or benefits as compared to the coverage that was provided immediately prior to the Change of Control Date.

         7. Duties on Termination. Subject to the terms and conditions of this Agreement, during the period beginning on the date of delivery of a Notice of Termination, and ending on the Date of Termination, the Executive shall continue to perform the duties as set forth in this Agreement, and shall also perform such services for the Company as are necessary and appropriate for a smooth transition to the Executive's successor, if any. Notwithstanding the foregoing provisions of this paragraph 7, the Company may suspend the Executive from performing the duties under this Agreement following the delivery of a Notice of Termination providing for the Executive's resignation, or delivery by the Company of a Notice of Termination providing for the Executive's termination of employment for any reason; provided, however, that during the period of suspension (which shall end on the Date of Termination), the Executive shall continue to be treated as employed by the Company for other purposes, and the Executive's rights to compensation or benefits shall not be reduced by reason of the suspension. Following the Date of Termination, the Executive agrees to return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company, and to return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing any Confidential Information.

         8. Mitigation, Alienation, and Set-Off. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts owed to the Company by the Executive, any amounts earned by the Executive in other employment after termination of employment with the Company, or any amounts which might have been earned by the Executive in other employment had such other employment been sought. This Agreement is personal to the Executive and may not be assigned by the Executive without the written consent of the Company. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive's beneficiary. However, to the extent that rights or benefits under this Agreement otherwise survive the Executive's death, the Executive's heirs and estate shall succeed to such rights and benefits pursuant to the Executive's will or the laws of descent and distribution; provided that the Executive shall have the right at any time and from time to time, by notice delivered to the Company, to designate or to change the beneficiary or beneficiaries with respect to such benefits.

         9. Confidential Information. The Executive agrees that, during the Agreement Term, and at all times thereafter:

(a) Except as may be required by the lawful order of a court or agency of competent jurisdiction, except as necessary to carry out the duties to the Company and the Affiliates, or except to the extent that the Executive has express authorization from the Company, the Executive agrees to keep secret and confidential indefinitely, all Confidential Information, and not to disclose the same, either directly or indirectly, to any other



                                    19 of 28
         person, firm, or business entity, or to use it in any way. The Executive shall, during the continuance of the Executive's employment, use the Executive's best efforts to prevent the unauthorized publication or misuse of any Confidential Information.

(b) To the extent that any court or agency seeks to have the Executive disclose Confidential Information, the Executive shall promptly inform the Company, and shall take reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive obtains information on behalf of the Company or any of the Affiliates that may be subject to attorney-client privilege as to the Company's attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(c) Nothing in the foregoing provisions of this paragraph 9 shall be construed so as to prevent the Executive from using, in connection with the Executive's employment for himself or herself or an employer other than the Company or any of the Affiliates, knowledge which was acquired during the course of the Executive's employment with the Company and the Affiliates, and which is generally known to persons of the Executive's experience in other companies in the same industry.

(d) This paragraph 9 shall not be construed to unreasonably restrict the Executive's ability to disclose confidential information in an arbitration proceeding or a court proceeding in connection with the assertion of, or defense against any claim of breach of this Agreement. If there is a dispute between the Company and the Executive as to whether information may be disclosed in accordance with this paragraph
         (d), the matter shall be submitted to the arbitrators or the court (whichever is applicable) for decision.

         10. Non-Disparagement. The Executive shall not, while employed by the Company, and after the Date of Termination, publicly (e.g., via an interview or speech or presentation available to the public) criticize, defame, or disparage the Company or its Affiliates or their officers or directors, orally or in writing, unless compelled by law to do so. While the Executive is employed by the Company, and after the Date of Termination, the Company agrees, on behalf of itself and its Affiliates, that neither the officers nor the directors of the Company or the Affiliates shall publicly (e.g., via an interview or speech or presentation available to the public) criticize, defame, or disparage the Executive, orally or in writing, unless compelled by law to do so.

         11. Other Duties. Nothing in paragraph 9 or 10 shall be construed as limiting the Executive's duty of loyalty to the Company, or any other duty the Executive may otherwise have to the Company, while employed by the Company.

         12. Assistance with Claims. The Executive agrees that, for the period beginning on the Effective Date, and continuing for a reasonable period after the Executive's Date of Termination, the Executive will assist the Company and the Affiliates in defense of any claims that may be made against the Company and the Affiliates, and will assist the Company and the Affiliates in the prosecution of any claims that may be made by the Company or the Affiliates, to the extent that such claims may relate to services performed by the Executive for the Company and the



                                    20 of 28

Affiliates. The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving such claims that may be filed against the Company or any Affiliate. The Company agrees to provide legal counsel to the Executive in connection with such assistance (to the extent legally permitted), and to reimburse the Executive for all of the Executive's reasonable out-of-pocket expenses associated with such assistance, including travel expenses. For periods after the Executive's employment with the Company terminates, the Company agrees to provide reasonable compensation to the Executive for such assistance. The Executive also agrees to promptly inform the Company if asked to assist in any investigation of the Company or the Affiliates (or their actions) that may relate to services performed by the Executive for the Company or the Affiliates, regardless of whether a lawsuit has then been filed against the Company or the Affiliates with respect to such investigation.

         13. Equitable Remedies. The Executive acknowledges that the Company and/or the Affiliates would be irreparably injured by a violation of paragraph 9 or 10, and agrees that the Company and any affected Affiliate, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of either paragraph 9 or 10. The Company acknowledges that the Executive would be irreparably injured by a violation of paragraph 10, and agrees that the Executive, in addition to any other remedies available to the Executive for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Company from any actual or threatened breach of paragraph 10. If a bond is required to be posted in order for the Company, an Affiliate, or the Executive to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

         14. Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

         15. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without reference to principles of conflict of laws except as superseded by applicable federal law. All disputes shall be arbitrated or litigated (whichever is applicable) in Oklahoma City, Oklahoma.

         16. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

         17. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by



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reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

         18. Successors, Assumption of Contract. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, subject to the following:

(a) The Company may assign its rights and obligations under this Agreement to any Affiliate. The Company will require that any assignee (pursuant to the preceding sentence) and will require that any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment or succession had taken place.

(b) Notwithstanding the foregoing provisions of this paragraph 18, if an assignee or the successor is required to assume the obligations of this Agreement under paragraph 18(a), and fails to execute and deliver to the Executive a written acknowledgment of the assumption at that time or, if later, promptly following demand by the Executive for execution and deliver of such an acknowledgment, then the successor shall not be substituted as the Company, the Executive shall be entitled to payments and benefits as provided under paragraph 6(d), and if the Executive is then employed by the Company (or successor), the Executive's employment shall be deemed to have been terminated by the Company under circumstances described in paragraph 5(f), and the Executive shall not be required to perform services under this Agreement after such deemed termination.

(c) The Company's rights and obligations under this Agreement may not be assigned to an entity that is not an Affiliate without the Executive's consent. If, during the Agreement Term, and prior to the date that would otherwise be the Executive's Date of Termination in the absence of this sentence, the Company ceases to be either Devon Energy Corporation (or successor thereto) or an Affiliate, then, as of the Executive's Date of Termination shall be deemed to have occurred as of the date of such cessation by the Company for reasons other than Cause.

         19. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

(a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or



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(c)      in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

         to the Company:

         Devon Energy Corporation
         20 North Broadway, Suite 1500
         Oklahoma City, Oklahoma 73102-8260

or to the Executive:

         Devon Energy Corporation
         20 North Broadway, Suite 1500
         Oklahoma City, Oklahoma 73102-8260

All notices to the Company shall be directed to the attention of Senior Vice President, Administration of the Company, with a copy to the Vice President, Human Resources of the Company. Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

         20. Arbitration. In the event of a dispute, claim, or controversy regarding the Executive's rights and obligations in connection with the Executive's employment or otherwise under this Agreement, the following shall apply:

(a) The parties agree that the Executive's employment and this Agreement relate to interstate commerce, and that any disputes, claims or controversies between the Executive and the Company which may arise out of or relate to the Executive's employment relationship or this Agreement shall be settled by arbitration. This agreement to arbitrate shall survive the Date of Termination. Any arbitration shall be in accordance with the Rules of the American Arbitration Association and shall be undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree on another location. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction.

(b) The parties agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator(s) unless such damages would be awarded by a court of competent jurisdiction.

(c) This paragraph 20 shall not be construed to limit the right of the Company, an Affiliate, or the Executive to obtain relief under paragraph 13 with respect to any matter or controversy subject to paragraph 13, or otherwise to prevent any on-going breach by the Executive or the Company and, pending a final determination by the arbitrator with



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         respect to any such matter or controversy, the Company or the Executive shall be entitled to obtain any such relief by direct application to state, federal, or other applicable court, without being required to first arbitrate such matter or controversy.

         21. Attorney Fees. In the event of a dispute, claim, or controversy regarding the Executive's rights and obligations in connection with the Executive's employment or otherwise under this Agreement, the following shall apply:

(a) The Company otherwise responsible for payment of the benefits shall reimburse the Executive for all legal fees and expenses reasonably incurred by the Executive in connection with such contest or dispute (provided that such legal fees are calculated on an hourly, and not on a contingency fee, basis), costs and expenses incurred by the Executive in connection with such enforcement or defense.

(b) The Executive shall be entitled to select his or her legal counsel; provided, however, that such right of selection shall not affect the requirement that any costs and expenses reimbursable under this paragraph 21 be reasonable.

(c) Except as otherwise provided in paragraph (d) below, reimbursement by the Company shall be made as soon as practicable following the resolution of the contest or dispute to the extent the Company receives appropriate documentation evidencing the incurrence of such attorneys' fees, costs, and expenses. However, subject to paragraph (d) below, such reimbursement shall be due under this paragraph 21 only if the Executive is successful in respect of one or more of the Executive's material claims or defenses brought, raised or pursued in connection with such contest or dispute.

(d) In the event that (i) within the period beginning on the Change of Control Date and ending on the last day of the 24th calendar month following the calendar month in which a Change of Control Date, a claim (a "Claim") for arbitration or a lawsuits filed by the Company or the Executive in connection with a dispute, claim, or controversy regarding the Executive's rights and obligations in connection with the Executive's employment or otherwise under this Agreement or (ii) a Claim has been filed prior to a Change of Control Date but has not been resolved as of the Change of Control Date, then payments required under this paragraph 21 with respect to such Claim shall be made by the Company to the Executive (or directly to the Executive's attorney) promptly following submission to the Company of appropriate documentation evidencing the incurrence of such attorneys' fees, costs, and expenses. The Executive shall repay the Company the amount of any such reimbursement received in connection with such dispute in accordance with this paragraph 21 (without interest) as soon as practicable following the resolution of such contest or dispute; provided, however, that this sentence shall not apply (and no repayment shall be due from the Executive) if the Executive is successful in respect of any one or more of the Executive's material claims or defenses brought, raised or pursued in connection with such contest or dispute.

(e) The guarantee of payment in accordance with paragraph 22 of amounts due under this Agreement shall apply to this paragraph 21.



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         22. Secondary Liability for Payment. To the extent that the Company and/or an Affiliate are not otherwise obligated to provide benefits to the Executive by the provisions of the Agreement, the Company shall take such actions as are necessary, and cause each Affiliate to take such actions as are necessary, to cause each such entity (the "Guarantors") to jointly and severally guarantee the payment of benefits otherwise due to the Executive under this Agreement. However, in no event shall the guarantee provided by the preceding sentence give rise to an obligation unless the Company does not pay such benefit within 30 days of the due date for such payment, and no entity organized under the laws of any jurisdiction outside the United States shall have an obligation to enter into such guarantee. Each of the Guarantors shall be subrogated to the Executive's rights under the Agreement to the extent of any payments by each such Guarantor to or on account of the Executive under this paragraph 22. For the avoidance of doubt, it is recited here that after a transaction described in paragraph 18(c), this paragraph 22 shall continue to be applicable to the Executive.

         23. Entire Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings, subject to the following:

(a) This Agreement shall not adversely affect the Executive's rights under the terms of any option on stock of the Company or any other award based on the stock of the Company.

(b) The Executive irrevocably consents to the modification of the definition of "Change of Control Date" in all Employee Benefit Arrangements (as defined below), by substituting for such definition, in each such employee benefit arrangement, the definition of "Change of Control Date" set forth in this Agreement, with such substitution to be effective on the Effective Date. For purposes of the preceding sentence, the term "Employee Benefit Arrangement" shall mean each agreement with the Executive to which the Company or any Affiliate is a party, and each plan or arrangement maintained by the Company or any Affiliate, and including any awards outstanding under any such agreement, plan, or arrangement, to the extent that such award, agreement, plan, or arrangement contains a definition of "Change of Control Date." However, this paragraph (b) shall not apply with respect to stock options granted prior to the Effective Date (with the grant date determined without regard to the date of grant of any subsequent replacement awards).

(c) For purposes of the Restoration Plan, the term "Cause," as applied to the Executive, shall have the meaning set forth in this Agreement, rather than the meaning set forth in the Restoration Plan.

(d) As a condition of entering into this Agreement, the Executive and the Company agree that they shall also enter into the Supplemental Plan Participation Agreement and the Restoration Plan Participation Agreement as set forth in Exhibit 1 and Exhibit 2 to this Agreement.



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(e)      There are no oral promises, conditions, representations,
         understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect among the parties.

(f) Nothing in this Agreement shall be construed to limit any policy or agreement that is otherwise applicable relating to confidentiality, rights to inventions, copyrightable material, business and/or technical information, trade secrets, solicitation of employees, interference with relationships with other businesses, competition, and other similar policies or agreement for the protection of the business and operations of the Company or the Affiliates.

(g) This Agreement shall supercede any employment agreement or severance agreement (including any employment offer letter) covering the Executive and signed prior to the Effective Date.

(h) Except as may be otherwise specifically provided in an amendment of this paragraph 23 adopted in accordance with paragraph 14, the Executive's rights under this Agreement shall be in lieu of any benefits that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of the Company or any Affiliate or any other, similar arrangement of the Company or any Affiliate providing benefits upon involuntary termination of employment.

         24. Acknowledgment by Executive. The Executive represents and warrants that (i) he or she is not, and will not become a party to any agreement, contract, arrangement or understanding, whether of employment or otherwise, that would in any way restrict to prohibit the Executive from undertaking or performing the duties in accordance with this Agreement or that restricts the Executive's ability to be employed by the Company in accordance with this Agreement; (ii) the Executive's employment by the Company will not violate the terms of any policy of any prior employer of the Executive regarding competition; and (iii) the Executive's position with the Company, as described in this Agreement, will not require the Executive to improperly use any trade secrets or confidential information of any prior employer, or any other person or entity for whom the Executive has performed services.

         IN WITNESS THEREOF, the Executive has hereunto set his or her hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Effective Date.

                                            ------------------------------------
                                                         Executive

                                            Devon Energy Corporation


                                            ------------------------------------

                                            By:  J. Larry Nichols
                                            Its:  Chief Executive Officer



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                                    Exhibit 1
                    Supplemental Plan Participation Agreement

     The Supplemental Plan Participation Agreement is immediately following.



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                                    Exhibit 2
                    Restoration Plan Participation Agreement

     The Restoration Plan Participation Agreement is immediately following.



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